FOR IMMEDIATE RELEASE

Cidara Provides Corporate Update and Reports Fourth Quarter and Full Year 2016 Financial Results

SAN DIEGO, March 15, 2017 – Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today reported financial results for the three months and full year ended December 31, 2016 and provided an update on its corporate activities and product pipeline.

“Cidara continued to make progress throughout the year in moving our development programs forward,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “We executed on our CD101 clinical programs, strengthened our finances and selected a development candidate, CD201, from our Cloudbreak immunotherapy program for the treatment of multi-drug resistant Gram-negative bacterial infections. Looking ahead to 2017, we anticipate announcing topline data from our STRIVE Phase 2 trial of CD101 IV in the fourth quarter, as well as continuing our IND-enabling studies for CD201.”

Fourth Quarter 2016 and Subsequent Highlights

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Secured $20 Million Credit Facility: In October 2016, Cidara entered into an agreement for a $20 million credit facility with Pacific Western Bank. Proceeds from the facility provide working capital to support the CD101 and CD201 programs, which are in development to treat serious fungal and multi-drug resistant bacterial infections.

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Completed Follow-on Public Offering: In October 2016, Cidara successfully completed a follow-on public offering of 2,475,248 shares of common stock, plus 277,389 shares sold upon the partial exercise of the underwriters’ option to purchase additional shares, at a price to the public of $10.10 per share. Proceeds from the offering were $27.8 million, before deducting underwriting discounts, commissions and offering expenses.

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Reported Results of Phase 2 RADIANT Trial of CD101 Topical in Vulvovaginal Candidiasis: In February 2017, Cidara reported that the randomized, controlled Phase 2 RADIANT clinical trial in acute vulvovaginal candidiasis (VVC) did not show sufficient efficacy to justify further development of the tested topical formulations. RADIANT was designed to evaluate gel and ointment topical formulations of the novel echinocandin antifungal CD101 in women with moderate-to-severe acute VVC.

Fourth Quarter and Full Year 2016 Financial Results

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Cash, cash equivalents and short-term investments totaled $104.6 million as of December 31, 2016, which includes the proceeds from the October follow-on offering and draw-down from the credit facility, compared with $79.3 million as of September 30, 2016 and $107.5 million as of December 31 2015.

•	As of February 28, 2017, Cidara had 16,801,184 common shares outstanding.

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Research and development expenses were $11.3 million and $35.7 million for the three months and full year ended December 31, 2016, respectively, compared to $7.6 million and $23.5 million for the same periods in 2015. The increases were primarily attributable to clinical development activities for CD101 IV and CD101 topical, as well as preclinical development activities for CD201 and our Cloudbreak platform.

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General and administrative expenses were $3.0 million and $12.7 million for the three months and full year ended December 31, 2016, respectively, compared to $2.3 million and $8.8 million for the same periods in 2015. The increase resulted primarily from personnel-related costs to support the growth of our operating activities in addition to costs to operate as a public company.

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Net loss for the three months ended December 31, 2016 was $14.4 million, compared to a net loss of $9.9 million for the fourth quarter of 2015. For the full year ended December 31, 2016 and 2015, the company reported a net loss of $48.2 million and $32.2 million, respectively.

About Cidara Therapeutics
Cidara is a clinical-stage biotechnology company focused on developing new anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. The company is currently advancing its novel echinocandin antifungal, CD101, through a Phase 2 study and developing CD201, its bispecific antimicrobial immunotherapy, for the treatment of multi-drug resistant Gram-negative bacterial infections. CD101 IV has enhanced potency and is the only once-weekly therapy intended for the treatment and prevention of life-threatening invasive fungal infections. CD201 is the first drug candidate selected from Cidara’s novel Cloudbreak™ platform, the first immunotherapy discovery platform designed specifically to create compounds that direct a patient's immune cells to attack and eliminate bacterial, fungal or viral pathogens. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effectiveness, safety, anticipated human dosing and other attributes of CD101, including the potential for CD101 to treat infections and the timing of the completion of the STRIVE study, as well as the potential for CD201 to successfully treat bacterial infections and complete IND-enabling studies, and the potential for the Cloudbreak platform to result in future drug candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-Q most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Cidara Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2016	2015
(In thousands)
ASSETS
Cash, cash equivalents, and short-term investments	$104,619	$107,514
Other current assets	779	704
Non-current assets	1,564	1,756
Total assets	$106,962	$109,974

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$18,783	$6,062
Stockholders' equity	88,179	103,912
Total liabilities and stockholders' equity	$106,962	$109,974

Cidara Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
(In thousands, except share and per share data)	2016	2015	2016	2015
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$11,310	$7,564	$35,699	$23,475
General and administrative	3,043	2,364	12,737	8,838
Total operating expenses	14,353	9,928	48,436	32,313
Loss from operations	(14,353)	(9,928)	(48,436)	(32,313)
Other income (expense):
Interest income (expense), net	(41)	60	271	120
Total other income (expense)	(41)	60	271	120
Net loss	$(14,394)	$(9,868)	$(48,165)	$(32,193)
Basic and diluted net loss per share	$(0.88)	$(0.72)	$(3.32)	$(3.25)
Shares used to compute basic and diluted net loss per share	16,352,046	13,731,519	14,488,987	9,920,382

INVESTOR CONTACT:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
(858) 356-5932
robert.uhl@westwicke.com

MEDIA CONTACT:
Christy Curran
Sam Brown Inc.
(615) 414-8668
ChristyCurran@sambrown.com

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